Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into this 30th day of September, 2014 (the “Signing Date”) and is effective as of October 1, 2014 (the “Commencement Date”), between D.R. Horton, Inc., a Delaware corporation (along with its subsidiaries and affiliates, the “Company”) and Donald J. Tomnitz (the “Consultant”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with Consultant; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the engagement relationship of Consultant with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1.    Term. Subject to the termination provisions of Section 7 below, the term of this Agreement shall be three (3) years (“Term”), commencing on the Commencement Date and ending at the close of business on September 30, 2017. The termination date shall be the earlier of any termination under Section 7 or September 30, 2017 (the “Termination Date”).

2.    Engagement. Consultant shall be engaged in an “at-will” consultant relationship to provide consulting services to the Company related to the Company’s business and operations as directed by Donald R. Horton, Chairman of the Board or David V. Auld, Chief Executive Officer. Consultant agrees and commits to provide consulting services to the Company of at least 30 hours per week in his role as a consultant to the Company. The Consultant is an independent contractor of the Company and not an employee.

3.    Consulting Fee. The Company shall pay Consultant a consulting fee at an annual rate of Year 1: $1,000,000 for the period of October 1, 2014 through September 30, 2015; Year 2: $1,200,000 for the period of October 1, 2015 through September 30, 2016; and Year 3: $1,400,000 for the period of October 1, 2016 through September 30, 2017 (collectively, the “Consulting Fees”). The Consulting Fees shall be payable by the Company to Consultant in substantially equal installments not less frequently than semi-monthly (two times per month).

4.    Benefit Plans. The Company shall provide the Consultant and his wife with medical, health and dental insurance coverage during the Term of this Agreement so long as the Agreement has not been terminated.

5.    Business Expenses. During such time as Consultant is rendering services hereunder, Consultant shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to mobile telephone and text messaging charges. The Company agrees that it will reimburse Consultant for all such expenses upon the presentation by Consultant, on a monthly basis, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies. Reimbursement for approved expenses shall be made within a reasonable period.

6.    Indemnity. The Company shall to the extent permitted and required by law, indemnify and hold Consultant harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Consultant in the course of his engagement to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies. This indemnity shall include, without limitation, advancing Consultant attorney’s fees to the fullest extent permitted by applicable law.

7.     Termination. Consultant’s consulting engagement with the Company may be terminated for the reasons set forth below:

7.1    At-Will. At any time and for any reason by the Company or by the Consultant upon seven (7) calendar days’ notice to the other party. The Company shall pay Consultant on the date it would have been payable to Consultant any earned and unpaid Consulting Fee earned prior to the date of Consultant’s termination, and any unpaid reimbursements due Consultant for expenses incurred by Consultant prior to Consultant’s termination date, upon receipt.

7.2    Death. This Agreement shall terminate upon Consultant’s death. The Company shall pay Consultant’s estate (i) on the date it would have been payable to Consultant any earned and unpaid Consulting Fee earned prior to the date of Consultant’s death, and (ii) any unpaid reimbursements due Consultant for expenses incurred by Consultant prior to Consultant’s death, upon receipt from Consultant’s personal representative of receipts therefor.

8.    Covenants, Confidentiality, Non-Competition, Non-Solicitation, and Non-Interference.
8.1    Confidential Information. During the Term of this Agreement and for a period of one (1) year from the Termination Date, Consultant shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Consultant in the course of his engagement by the Company, including, without limitation, any financial data, cost structures, product costs, inventory costs and bases, data, formulae, methods, information, proprietary knowledge, trade secrets, house plans and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information. Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his engagement, Consultant will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

8.2.    Non-Competition. In consideration of the Company’s promises under this Agreement, Consultant agrees that for a period of one (1) year from the Termination Date of this Agreement (“the non-compete period”), Consultant will not engage directly or indirectly (except on behalf of the Company, its subsidiaries and affiliates under this Agreement) as an individual, owner, agent, principal, director, officer, partner, member, manager, stockholder, employee, servant, independent contractor, joint venturer, creditor, consultant, advisor, guarantor, holder of an interest, or in any other form in any or all of the following activities within a 50 mile radius of any location where the Company (including its parent, subsidiaries or affiliates) conducts business or has conducted business in the past five (5) years prior to the Commencement Date of this Agreement:
control, enter into, engage in, or carry on or attempt to enter into, engage in or carry on any business involving (i) the construction or sale of single-family or multi-family residences, except where such activities are for the benefit of the Company, (ii) the purchase or the development of real property for use as lots for residential construction, except this clause, or (iii) any activities ancillary or related to the foregoing activities such as developing or engaging in the construction of single-family or multi-family residential properties for rental or leasing purposes, or such as investing in or loaning money to finance the activities listed herein. Notwithstanding the preceding sentence, the Consultant shall have the right to at any time to (i) purchase, construct, or remodel any personal, primary and secondary residence(s), farm homes, farm acreage, investment properties (not in competition with the Company) or vacation homes and, (ii) own, as a passive investor, securities of any competitor corporation listed on a national securities exchange or traded in the over-the-counter market, so long as his holdings in any one such corporation shall not constitute more than three percent (3%) of the issued and outstanding voting stock of such corporation.

8.3    Right to Company Materials. Consultant agrees that all financial information, trademarks, patents, copyrights, designs, house plans, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to Consultant, shall be and shall remain the property of the Company. Upon the termination of his engagement and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Consultant shall not make or retain any copies thereof.

8.4    Non-solicitation. Consultant further agrees that during the one (1) year period from the Termination Date of this Agreement he will not solicit (i.e. initiate discussions with directly or indirectly) or cause to be solicited for employment any employees of the Company. The Company agrees that the Consultant’s placement of any general advertisement for employment in any newspaper, magazine, staff recruitment website or other publication does not constitute solicitation hereunder. The Company further agrees that nothing in this Agreement prohibits the Consultant from hiring any Company employee who contacts the Consultant on his or her own initiative and without any solicitation by the Consultant.

 8.5    Non-disparagement. Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Consultant is a party or witness, Consultant will not make any disparaging remarks regarding the Company at any time during or after the termination of his engagement with the Company. Except for statements of fact, internal communications relating to the performance of Consultant, and disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not make any disparaging remarks regarding Consultant at any time during or after the termination of his engagement with the Company.

9.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, with the exception that notice of a change of address shall be effective only upon actual receipt:

Company:	D.R. Horton, Inc.
301 Commerce Street
Suite 500
Fort Worth, Texas 76102
Attention: Chief Executive Officer

Consultant:	Donald J. Tomnitz
4417 Belclaire Avenue
Dallas, Texas 75205

10.    Amendments or Additions. No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

11.    Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

14.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

(Signature Page Follows)

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

D.R. Horton, Inc.

By:	/s/ Donald R. Horton
Donald R. Horton, Chairman of the Board

Consultant:

By:	/s/ Donald J. Tomnitz
Donald J. Tomnitz

5